Exhibit 4.3

THIRD SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of November 26, 2003 (this “Supplemental Indenture”), among Louis E. Marino, Sr., Inc. (the “New Guarantor”), Global Imaging Systems, Inc. (together with its successors and assigns, the “Company”), each other then existing Guarantor under the Indenture referred to below (the “Guarantors”), and The Bank of New York, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of May 16, 2003 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of up to $57,500,000 million of 4% Convertible Senior Subordinated Notes due 2008 of the Company;

WHEREAS, Section 12.2 of the Indenture provides that the Company is required to cause certain Subsidiaries that are created or acquired after the date of the Indenture to execute and deliver to the Trustee a Supplemental Indenture pursuant to which such Subsidiary will fully and unconditionally guarantee, on a joint and several basis with the other Guarantors, the full and prompt payment of the Obligations of the Company under the Securities and the Indenture on a senior subordinated basis, and the performance of all other obligations of the Company to the Holders and the Trustee all in accordance with the terms set forth in Article 12 of the Indenture;

WHEREAS, pursuant to Section 11.1 of the Indenture, the Trustee, the Company and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Guarantee shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf or for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental

Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

Section 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

Section 2.2 Guarantee. The New Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Securities and the Trustee, the full and punctual payment when due, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise, of the obligations pursuant to Article 12 of the Indenture on basis consistent with Article 13 of the Indenture and subject to the terms and conditions of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.1 Miscellaneous. All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below, with a copy to the Company as provided in the Indenture for notices to the Company.

Address of New Guarantor:

Louis E. Marino, Sr., Inc.

c/o Global Imaging Systems, Inc.

3820 Northdale Blvd. Suite 200A

Tampa, Florida 33688-3478

Attention: Raymond Schilling

Facsimile No.: (813) 264-7877

Section 3.2 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.3 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

Section 3.4 Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.5 Ratification of Indenture; Supplemental Indenture Part of Indenture; Trustee’s Disclaimer. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6 Multiple Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.7 Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

LOUIS E. MARINO, SR., INC., as a Guarantor

By:	/s/ Raymond Schilling

Name: Raymond Schilling
Title: Vice President

GLOBAL IMAGING SYSTEMS, INC.

By:	/s/ Raymond Schilling

Name: Raymond Schilling
Title: Senior Vice President, Chief Financial Officer, Secretary and Treasurer

GLOBAL OPERATIONS TEXAS, L.P.

By: Global Imaging Systems, Inc., Its General Partner

By:	/s/ Raymond Schilling

Name: Raymond Schilling
Title: Senior Vice President, Chief Financial Officer, Secretary and Treasurer

Each of the Guarantors Listed on Exhibit A hereto, as a Guarantor

By:	/s/ Raymond Schilling

Name: Raymond Schilling
Title: Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Louis P. Young

Name: Louis P. Young
Title: Authorized Signer

Exhibit A

1.	American Photocopy Equipment Company of Pittsburgh, LLC
2.	Arizona Office Technologies, Inc.
3.	AVPresentations, Inc.
4.	Berney Office Solutions, LLC
5.	Business Equipment Unlimited
6.	Cameron Office Products, LLC
7.	Capitol Office Solutions, LLC
8.	Carr Business Systems, Inc.
9.	Centre Business Products, Inc.
10.	Column Office Equipment, Inc.
11.	Commercial Equipment Company
12.	Connecticut Business Systems, LLC
13.	Conway Office Products, LLC
14.	Copy Service and Supply, Inc.
15.	Daniel Communications, Inc.
16.	Distinctive Business Products, Inc.
17.	Duplicating Specialties, Inc. d/b/a Copytronix
18.	Eastern Copy Products, LLC
19.	ecom-division, Inc.
20.	Electronic Systems of Richmond, Inc.
21.	Electronic Systems, Inc.
22.	Global Imaging Finance Company, LLC
23.	Global Imaging Operations, LLC
24.	Lewan & Associates, Inc.
25.	Modern Business Machines, LLC
26.	N&L Enterprises, LLC
27.	Northeast Copier Systems, LLC
28.	Office Tech, LLC
29.	Pacific Office Solutions, Inc.
30.	ProView, Inc.
31.	Quality Business Systems, Inc.
32.	Southern Business Communications, Inc.

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